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EXHIBIT 10.1

AGREEMENT OF SALE

        THIS AGREEMENT OF SALE (this "Agreement") is made this 3rd day of November, 2005 between PALM MEADOWS ESTATES,  LLC, a Delaware limited liability company, having an address at 337 Magna Drive, Aurora, Ontario, Canada L4G7K1 ("Seller") and TOLL BROS., INC., a Pennsylvania corporation, having an address at 250 Gibraltar Road, Horsham, PA 19044 ("Buyer").

WITNESSETH:

        In consideration of the covenants and provisions contained herein, and subject to the terms and conditions hereinafter set forth, the parties hereto, intending to be legally bound, agree as follows:

1.
Sale.    Seller hereby agrees to sell and convey to Buyer, who hereby agrees to purchase from Seller, that certain tract of land consisting of approximately 157.3 acres, located in Palm Beach County, Florida, more particularly described in Exhibit "A" attached hereto (the "Property"). The Property includes (i) all tenements, hereditaments, appurtenances, easements, covenants, permits, approvals, escrows and other rights arising from or appertaining exclusively to the Property; (ii) all structures, fixtures, systems, improvements, topsoil, trees, shrubbery and landscaping situated on, in or under or used exclusively in connection with the Property; (iii) all agreements that are in force and effect and exclusively benefit the Property; (iv) all intangible property now or hereafter owned by Seller and used by Seller exclusively in connection with the Property; and (v) all surveys, plans, specifications, environmental records, reports and other engineering information to which Seller knowingly has in its possession, or obtains prior to Closing (as hereinafter defined), relating exclusively to the Property (collectively, "Seller's Plans").

  In addition to the Property, Seller agrees to sell and convey to Buyer, who hereby agrees to purchase from Seller, density rights for up to 236 residential units attributable to the Palm Meadows Thoroughbred Training Center (the "Training Center") located adjacent to the Property and owned by Seller's affiliate, the exact extent of such density rights to be finally determined during the due diligence period and subject to the approval of Buyer and Seller(the "Density Rights").

2.
Purchase Price.    The purchase price (the "Purchase Price") for the Property, together with the Density Rights, shall be Fifty-One Million Dollars ($51,000,000). The Purchase Price shall be paid as follows:

(a)
Upon the date hereof, Buyer shall deliver to Akerman, Senterfitt & Eidson, P.A., as escrow agent ("Escrow Agent"), Buyer's check in the amount of One Million Dollars ($1,000,000) (such amount and the amount specified in the next sentence, together with any interest thereon, the "Deposit") to be held in escrow in accordance with this Agreement. Concurrently with the expiration of the Due Diligence Period (as defined below), Buyer shall deliver to Escrow Agent an additional $2,000,000, bringing the total amount of the Deposit to $3,000,000 plus any interest thereon. Upon the expiration of the Due Diligence Period, the Deposit shall become non-refundable, except in the event of a failure of title, condemnation or a default by Seller.

(b)
At Closing, the Deposit shall be paid to Seller and credited to Buyer and Buyer shall pay Seller the balance of the Purchase Price, subject to all adjustments as provided herein, by certified or title company check or by wire transfer of immediately available funds.

3.
Title.

(a)
Within ten (10) days from the date hereof or as soon thereafter as reasonably possible, Seller shall, at Seller's expense, provide to Buyer an owner's title insurance commitment applicable to the Property, dated no earlier than forty (40) days prior to the date hereof (the "Commitment") from First American Title Insurance Company (the "Title Company"), which shall set forth the Title Company's commitment to insure in Buyer good and marketable title to the Property as of the Closing, free and clear of all liens, subject, however, to any existing privileges or rights of public service companies and any other easements, covenants, and restrictions of record, and any matters approved of by Buyer in accordance with Section 3(b) below (such matters, collectively, the "Permitted Exceptions"); otherwise title to the Property shall be good and marketable and such as will be insured by the Title Company, at such Title Company's regular rates. At Closing, Seller shall provide to the Title Company such releases, documents, indemnities and affidavits (including an affidavit of title) as shall be necessary to permit Buyer to obtain title insurance without exception for filed and unfiled mechanics liens and shall also provide to the Title Company a form 1099S information return relating to the Property. Without limiting the foregoing, at Closing, Title Company shall deliver to Buyer an endorsement to the Commitment which shall update the status of record title of the Property to the most current date available from the Title Company, delete all title exceptions that are not Permitted Exceptions, delete any new exceptions not initially appearing in the Commitment, and delete the gap period exception. The cost of the update endorsement shall be borne by Seller. The cost of any other endorsements requested by Buyer shall be borne by Buyer. Seller shall pay the title premium for the base title policy.

  (b)
  Concurrent with providing the Commitment, Seller shall deliver to Buyer copies of all documents listed on Schedule B of the Commitment. Buyer shall have thirty (30) days from Buyer's receipt of the Commitment (and all Schedule B documents) to notify Seller of any matters of title set forth in the Commitment which are disapproved by Buyer. The failure of Buyer to deliver any such written notice of disapproval within the aforesaid period shall be deemed to constitute Buyer's approval of the condition of title of the Property as shown in the Commitment (or, with respect to any updated or amended Commitment, on or before the thirtieth (30th) day following Buyer's receipt of such updated or amended Commitment), excepting any matter(s) susceptible of satisfaction and removal at or prior to Closing by the payment of money, including without limitation unpaid mortgages, judgments, taxes, sewer and water charges, and assessments (each a "Liquidated Lien" and, collectively, the "Liquidated Liens"), which Liquidated Liens Seller shall satisfy at or prior to Closing. If Buyer disapproves of any matter shown in the Commitment (or any update or amendment thereof) by delivering timely written notice of such disapproval to Seller, as provided above, Seller shall notify Buyer within ten (10) days of receiving Buyer's notice of disapproval whether or not Seller will attempt to cure such title defects. If Seller shall be unwilling or unable within thirty (30) days to eliminate, or if the Title Company does not agree to insure over (in a manner satisfactory to Buyer in its sole discretion), any such matter or matters within the aforesaid time periods, then Buyer shall elect, by written notice to Seller delivered within seven (7) days after the expiration of the aforesaid period of thirty (30) days (or within seven (7) days after Seller notifies Buyer of Seller's unwillingness or inability to correct any such matter, as the case may be), either:

  (i)
  to waive such disapproval and to accept title to the Property subject to such title matters disclosed by the Commitment (or an update thereto, if applicable) which Seller shall be unable or unwilling to correct, provided that Seller shall pay or satisfy all Liquidated Liens at Closing; or

  (ii)
  to terminate this Agreement, in which event the Deposit shall immediately be returned to Buyer. In the event of such termination, this Agreement shall be null and void and the parties shall have no further liability or obligation hereunder.

4.
Closing.    The closing on the Property ("Closing") shall take place at the office of Seller's Attorney in Palm Beach County, Florida on the date that is thirty (30) days after the expiration of the Due Diligence Period.

5.
Possession.    Possession is to be given at the time of Closing, free of all leases and other occupancy, by special warranty deed (the "Deed"). At Closing, Seller shall also execute and deliver to Buyer an assignment of the Density Rights, which shall be sufficient to transfer all of the Density Rights to Buyer for application to the Property.

6.
Apportionments.    Taxes shall be apportioned pro-rata as of the Closing date. For purposes of making such apportionments, Seller shall be responsible for producing on or prior to Closing copies of all tax bills and receipts of payment or tax searches from the taxing authority. Any transfer taxes shall be the responsibility of Seller and Seller shall pay any roll-back taxes and/or agricultural recoupment taxes if and when owing as of the date hereof. Seller shall also be responsible to pay the cost of documentary stamps due on the Deed and title premium and expenses for the Commitment. Buyer shall pay the cost of recording the Deed and the assignment of Density Rights, the cost of any survey required for title insurance purposes and any and all costs associated with Buyer's financing this transaction including, but not limited to, mortgagee title insurance. All other costs in connection with the Closing shall be paid in accordance with local practice in Palm Beach County.

7.
Formal Tender Waived.    Formal tender of an executed deed and purchase money is hereby waived in order to declare default.

8.
Buyer's Default.    Should Buyer fail to close on the date of Closing under Section 4 above, or, within ten (10) days after receipt of written notice from Seller, perform any of Buyer's obligations under this Agreement, then the Deposit shall be retained by Seller as Seller's sole and exclusive remedy for such breach as liquidated damages.

9.
Seller's Default.    Should Seller violate or fail to fulfill and perform any of the terms or conditions of this Agreement within thirty (30) days after receipt of written notice from Buyer, then Buyer shall be entitled to pursue any right, power or remedy available to Buyer at law or in equity, including the right to specifically enforce this Agreement against Seller, provided that, in no event shall Buyer be entitled to damages in excess of $3,000,000.00 (which is in addition to the return of the Deposit) or to any consequential or punitive damages at all.

10.
Condemnation.    If, prior to Closing, any portion of the Property is condemned, Buyer shall have the option of (i) terminating this Agreement, in which event this Agreement shall be null and void and the Deposit shall be refunded to Buyer, or (ii) proceeding with the Closing, in which event the entire condemnation proceeds shall be delivered to Buyer at Closing hereunder (and, in connection with the foregoing, Seller expressly acknowledges and agrees that Seller will not settle any proceeding or agree to any condemnation award or compensation without Buyer's prior written consent, given or withheld in Buyer's sole discretion), or, if Seller has not yet received such proceeds, then the right to receive such proceeds shall be assigned to Buyer at Closing hereunder by instrument acceptable to Buyer. Buyer shall exercise its option within fifteen (15) days after it receives written notice from Seller of any such condemnation together with all information reasonably necessary for Buyer to make an informed decision, including, without limitation, the amount of compensation most recently offered by the condemning authority.

11.
Compliance with Notices, Ordinances.    Seller shall comply with any notices given or ordinances enacted by any governing authority prior to the Closing date for which a lien could be filed against the Property.

12.
Brokers.    Buyer and Seller mutually represent to each other that no brokers, agents or finders brought about this Agreement or the conveyance of the Property to Buyer pursuant hereto. Buyer and Seller each agree to indemnify and hold the other harmless from and against any liability arising from its own breach of the above representation.

13.
Due Diligence Period.    Between the time of execution of this Agreement and Closing, Seller agrees that Buyer, its representatives and consultants shall have the right to enter upon the Property to perform engineering, environmental and such other feasibility studies as Buyer determines in its sole discretion, provided that Buyer give at least twenty-four (24) hours prior notice for each such entry to Seller's agent, Jan Hansen, c/o MEC Developments, Inc., 901 South Federal Highway, Hallandale Beach, Florida 33009, fax number (954) 455-6600 and telephone number (954) 457-6100. Buyer and Seller further agree that from the date of this Agreement until February 28, 2006 (the "Due Diligence Period"), should Buyer desire not to purchase the Property as a result of such studies, or as a result of Buyer's dissatisfaction with the Property based upon Buyer's review of Seller's Plans or for any other reason whatsoever, Buyer shall have the right to terminate this Agreement upon written notice to Seller, in which case the Deposit shall be returned to Buyer (except in the case of a termination for a reason that is not a Good Faith Termination, in which case the disbursement of the Deposit shall be governed by the following paragraph) and there shall be no further liability of the parties hereunder. Failure to notify Seller prior to the expiration of the Due Diligence Period shall act as Buyer's election to waive this contingency.

  In the event Buyer terminates this Agreement during the Due Diligence Period for a reason that is not a Good Faith Termination (as such term is hereafter defined), a portion of the Deposit equal to $250,000 shall be delivered to Seller in order to compensate Seller for (i) Seller's costs and expenses negotiating this Agreement, (ii) the time and effort of Seller spent fulfilling its obligations under this Agreement prior to the termination by Buyer, and (iii) the lost opportunities and carrying costs incurred by Seller in holding the Property off of the market pursuant to this Agreement during the Due Diligence Period, and the balance of the Deposit shall be returned to Buyer. Upon the disbursement of the Deposit in accordance with the preceding sentence, there shall be no further liability of the parties hereunder as the result of a termination by Buyer for a reason that is not a Good Faith Termination.

  For purposes hereof, a "Good Faith Termination" means any termination by Buyer during the Due Diligence Period for a reason which is related to the feasibility of the intended development of the Property (which relationship shall be determined by Buyer in the exercise of its reasonable discretion), such as: (1) the existence of any wetlands or endangered species on the Property, (2) the environmental condition of the Property, (3) the condition of title to the Property or any matter disclosed by a survey of the Property, (4) the ability of existing off-site infrastructure (including roads, water and sewer capacity) to serve the Property for Buyer's intended use, (5) the ability of Buyer to obtain all necessary governmental and quasi-governmental entitlements (including without limitation density rights) to develop the Property for Buyer's intended use, (6) unsatisfactory conditions set forth in traffic reports, (7) concurrency issues related to the development of the Property, and (8) off-site conditions which could have a material negative impact on the intended development of the Property.

  If Buyer causes any damage to the Property as a result of its studies performed pursuant to this Section 13, and Buyer elects not to purchase the Property, Buyer shall repair such damage. Buyer may not conduct any invasive or destructive testing without the prior written consent of Seller. Buyer or Buyer's agents will carry not less than One Million Dollars ($1,000,000.00) comprehensive general liability insurance with contractual liability endorsement that insures Buyer's indemnity obligations hereunder, and, upon request of Seller, will provide Seller with written evidence of same. Buyer shall indemnify, defend and hold Seller free and harmless from and against any and all losses, liabilities, damages, costs and expenses, including reasonable attorneys' fees arising from or in any way related to such physical inspections and any further inspections Buyer or any of its agents or representatives may conduct upon the Property prior to the Closing.

14.
"AS IS" Sale; Proximity to Training Center.

(a)
Buyer acknowledges and agrees that except for the representations and warranties of Seller set forth in this Agreement that expressly survive Closing, and in any document(s) delivered at Closing, neither Seller nor anyone acting on Seller's behalf has made any representation or warranty, either express, implied or statutory, with respect to the Property, its present condition (environmental, physical or otherwise) or its fitness or suitability for a particular purpose, merchantability or compliance with governmental laws, ordinances or regulations. Buyer agrees that except for the representations and warranties of Seller set forth in this Agreement that expressly survive Closing, and in any document(s) delivered at Closing, it is purchasing the Property AS IS and WITH ALL FAULTS based on Buyer's independent investigation and inspection of the Property and Buyer's independent evaluation of the Property and associated due diligence that Buyer has the right and opportunity to evaluate, including applicable statutes, ordinances, governmental regulations and other laws. Buyer hereby acknowledges that any studies, plans, surveys, reports or any similar documentation provided by Seller to Buyer is done so as an accommodation to Buyer and not as an inducement to Buyer nor as a representation, confirmation or warranty of any kind by Seller with respect to such documentation, and that Seller does not bear or assume any liability whatsoever to Buyer with respect to Buyer's use of or reliance upon such documentation.

  (b)
  Buyer expressly acknowledges that the Training Center located adjacent to the Property is used for the boarding and running of horses, the housing of Training Center workers, and other uses related to the operations of the Training Center. Buyer shall be entitled to determine during the Due Diligence Period whether Buyer believes the equestrian usage of the Training Center would in any way interfere with Buyer's intended development of the Property. In the event the Closing occurs, Seller is selling the Property to Buyer in reliance upon Buyer's agreement that it will not at any time in the future challenge Seller's right to use the Training Center for any legally permitted use, including, without limitation, composting, and this provision will survive Closing and the delivery of the deed.

    Further, Buyer covenants and agrees that Buyer will include in its agreements of sale with third-party homebuyers for homes at the Property, a provision in which the third-party homebuyer acknowledges and accepts the existence of the Training Center and the current and existing condition, use and operations of the Training Center. Buyer will also make reference to the current existence of the Training Center in any public offering statement and Declaration of Covenants for the Property.

15.
Seller's Representations and Warranties.    Seller represents and warrants to Buyer as follows:

(a)
The Property and the Density Rights are not subject to any lease, option, right of first refusal or agreement of sale. Seller has the full power and authority to execute, deliver and perform this Agreement and all agreements and documents referred to in this Agreement. The person who has executed this Agreement on behalf of Seller has the authority to do so.

(b)
There is no action, suit or proceeding pending or threatened against Seller or, to the best of Seller's knowledge and belief, affecting the Property or relating to or arising out of the ownership of the Property, including without limitation, general or special assessment proceedings of any kind, or condemnation or eminent domain actions or proceedings of any kind.

(c)
Other than the receipt by Seller of a release of its Mortgage, which Seller covenants to obtain prior to Closing, neither the entering into of this Agreement, the consummation of the sale, nor the conveyance of the Property or the assignment of the Density Rights to Buyer, has or will constitute a violation or breach of any of the terms of any contract or other instrument to which Seller is a party or to which Seller or the Property is subject.

(d)
To the best of Seller's knowledge and belief and except as may be disclosed by Seller to Buyer in writing, no portion of the Property contains any substance which may be classified as a hazardous, toxic, chemical or radioactive substance, or a contaminant or pollutant (together, "Hazardous Substances") under applicable federal, state or local law, ordinance, rule or regulation ("Applicable Laws") that may require any cleanup, remediation or other corrective action pursuant to such Applicable Laws. Except for the farming operation formerly conducted on the Property, Seller has not used any portion of the Property, nor given any other person or entity the right to use the Property, for the purpose of storage, generation, manufacture, disposal, transportation or treatment of any such Hazardous Substances in violation of Applicable Laws. Further, to the best of Seller's knowledge and belief, no underground storage tanks are or have been located at the Property.

(e)
To the best of Seller's knowledge and belief, no written notice by any governmental or other public authority has been served upon Seller, or anyone on its behalf, relating to violations of any applicable housing, building, safety, fire or other ordinances or any of the Applicable Laws.

(f)
Seller's Plans (if any) will be provided to Buyer by Seller promptly upon request following the execution of this Agreement, and have been or will be paid for in full by Seller.

  (g)
  Seller will promptly cooperate (at no cost to Seller) with Buyer in a commercially reasonable manner in connection with Buyer's efforts to obtain permits and approvals for the residential development of the Property. In furtherance thereof, after Closing, Seller shall promptly execute such applications and other governmental documentation as Buyer deems necessary in connection with such permits and approvals. Further, prior to Closing, Seller agrees to sign land development applications, provided that Seller reasonably approves the content of such applications, which consent shall not be unreasonably withheld, and further provided that such filings and applications will have no permanent effect on the zoning or current use of the Property in the event that Buyer did not complete Closing.

Terms such as "to the best of Seller's knowledge and belief" mean that no employee of Seller directly involved in the operation of the Property has any actual knowledge contrary to the stated fact and that such employee has no duty to investigate or inquire so as to obtain any such actual knowledge to the contrary.

16.
Buyer's Representations and Warranties

(a)
Buyer has the full power and authority to execute, deliver and perform this Agreement and all agreements and documents referred to in this Agreement. The person who executed this Agreement on behalf of Buyer has the authority to do so.

(b)
Neither the entering into of this Agreement or the consummation of this purchase will constitute a violation or breach of any of the terms of any contract or other instrument to which Buyer is a party.

17.
Operations Pending Closing.    Between the date of execution of this Agreement and the Closing date:

(a)
Seller shall maintain the Property, or cause the Property to be maintained, in its present state of repair and in substantially the same condition as on the date hereof except for changes in its condition effected by extreme weather events or similar conditions beyond the power of Seller to prevent.

(b)
Excluding back-up offers, which Seller shall have the right to accept so long as they are expressly conditioned upon Buyer terminating this Agreement during the Due Diligence Period or otherwise failing to close, Seller shall not enter into any lease, agreement of sale, option, or any other agreement or contract affecting the Property. Seller shall not grant any easements or further encumber the Property, without the prior written consent of Buyer.

(c)
Seller shall comply with all covenants, conditions, restrictions, laws, statutes, rules, regulations and ordinances applicable to the Property for which any such non-compliance would create an obligation or liability running with the land to Buyer's detriment.

(d)
Seller shall not, in violation of any Applicable Laws, use, manufacture, store, generate, handle, or dispose of any Hazardous Substances, or use or permit the Property to be used for such purposes, or emit, release or discharge any such Hazardous Substances into the air, soil, surface water or groundwater comprising the Property.

18.
Conditions to Buyer's Obligations.    Buyer's obligation to complete Closing under this Agreement is expressly conditioned upon the following, and Buyer shall have the right, exercisable at any time and from time to time, to waive any one or more of such conditions without affecting any of Buyer's other rights, conditions or obligations:

(i)
all representations and warranties of Seller herein being true and correct in all material respects as of the date of this Agreement and at the Closing date; and

  (ii)
  Seller having performed all of its obligations under Section 17.

  If any of the foregoing conditions are not satisfied as of Closing, Buyer may either waive such condition and proceed to Closing or give Seller written notice specifying the condition not satisfied, whereupon Seller shall have thirty (30) days in which to cause such condition to be satisfied. If, after such thirty (30) day period, Seller has not caused the condition(s) described in Buyer's written notice to be satisfied, Buyer's sole options shall be to close this transaction, without adjustment in Purchase Price or any other change in the terms of Closing, or to terminate this Agreement, whereupon the Deposit shall be returned to Buyer in full and the parties shall have no further obligations hereunder. In no event shall the failure of any of the conditions under this paragraph be deemed an event of Seller's default, except the failure to comply with Sections 15(b), (c) and (d) which shall be considered a default if not cured within such 30-day period.

19.
Survival.    Notwithstanding any Section of this Agreement that provides that a party or parties shall have no further liability or obligations to the other in the event of a termination of this Agreement, Sections 6, 12, 13, 14, 23 and 24 of this Agreement shall survive Closing or such earlier termination of the Agreement. The representations warranties and covenants set forth in Sections 15, 16 and 17 shall survive the Closing for twelve (12) months. Any representation, warranty, covenant, promise or obligation in this Agreement which is not by expressed language intended to survive Closing shall merge into the deed of conveyance.

20.
Notices.    Any notice required to be given hereunder shall be given in writing and either (i) sent by United States registered or certified mail, with postage prepaid, return receipt requested, (ii) sent by Federal Express or another nationally recognized overnight courier, (iii) hand delivered, or (iv) sent by facsimile transmission with a hard copy sent on the same day by a nationally recognized overnight courier. All notices shall be deemed to have been given upon actual delivery or upon documented first-attempted delivery, if actual delivery is refused or otherwise not possible. All notices shall be addressed to the following address or at such other address as may hereafter be substituted by notice in writing therefor.

  To Seller:

    Jan Hansen
    c/o MEC Developments, Inc.,
    901 South Federal Highway
    Hallandale Beach, Florida 33009

    Telephone: (954) 457-6100
    Fax: (954) 455-6600

  With a copy to:

    Scott Daruty, Esquire
    c/o Magna Entertainment Corp.
    285 West Huntington Drive
    Arcadia, California

    Telephone: (626) 574-6322
    Fax: (626) 821-1559

To Buyer:

    Toll Bros., Inc.
    250 Gibraltar Road
    Horsham, PA 19044
    Attn: Don Liu, Esquire
    Senior Vice President and General Counsel

    Telephone: (215) 938-8006
    Fax: (215) 938-8255

  With a copy to:

    Ed Weber, Senior Vice President
    (at same address)

  With a copy to:

    Toll Bros., Inc.
    Florida East Coast Division
    5300 West Atlantic Avenue, Suite 300
    Delray Beach, Florida 33484
    Attn: Michael Donnelly, Vice President

    Telephone: (561) 637-8890
    Fax: (561) 637-0262

21.
Recording.    No memorandum of this Agreement may be recorded in the recorder's office, registry of deeds or any other office or place of public record.

22.
Entire Agreement.    This Agreement contains the entire agreement between Seller and Buyer and there are no other terms, obligations, covenants, representations, statements or conditions, oral or otherwise, of any kind whatsoever. This Agreement may be amended only by a writing signed by both parties.

23.
Assignment; Right of First Refusal.    The identity of Buyer, its reputation for excellence in residential development and its high standards and development capabilities are all inducements for Seller to sell the Property on the terms and conditions of this Agreement. As an affiliate of the owner of adjacent property, it is Seller's expectation that the Property will be developed as a residential community consisting of Toll Brothers homes and homes built by other homebuilders of comparable size and style as the Toll Brothers homes constructed on the Property. Therefore, this Agreement shall not be assignable by Buyer to any entity in which Buyer does not retain at least a fifty percent (50%) interest.

  Furthermore, Magna Entertainment Corp. ("MEC") shall have the following rights with respect to the sale of any part of the Property (except for a sale of residential units to homebuyers in the ordinary course of Buyer's business):

  (i)
  MEC shall have a right of first refusal with respect to any bulk sale of the entire Property which occurs prior to the time Buyer begins to construct homes on the Property. MEC shall have 15 days after written notice from Buyer to elect to exercise said right. If MEC exercises such right, then MEC shall re-purchase the Property at the lesser of (a) the purchase price to be paid by said bulk purchaser, and (b) the price paid by Buyer under this Agreement, plus the cost of any infrastructure improvements installed by Buyer at the Property, and the carrying costs incurred by Buyer for the Property, including interest on the Purchase Price at the rate of ten percent (10%) per annum.

  (ii)
  For a period of seven (7) years from the date of Closing, MEC shall have a right of first refusal with respect to the sale of any improved or partially improved lots at the Property. MEC shall have 15 days after written notice from Buyer to elect to exercise said right in writing. If MEC exercises such right, then MEC shall purchase such lots on the same terms and conditions of such proposed sale. Notwithstanding the foregoing, the right of first refusal granted under this Section 22 shall not apply to the sale by Buyer of up to 20% of the approved lots yielded by the Property to parties other than third-party homebuyers, provided that Buyer has recorded against the Property architectural restrictions which provide that any homes built at the Property must be consistent and compatible with homes constructed by Toll Brothers at the Property and such homes are of the same size, quality, color palate and style as the homes constructed by Toll Brothers at the Property.

  (iii)
  The rights under this Section 22 shall be referenced in the deed, and shall expressly state that they are not binding on any third party homebuyer.

  For purposes of this right of first refusal, a sale of the Property shall include, but not be limited to a sale of shares, membership interests or other ownership rights in the entity to whom Seller conveys title pursuant to this Agreement to any person or entity that is not then owned and controlled by Buyer. Furthermore, for purposes of this right of first refusal, the Property shall include the Density Rights.

  This Agreement shall extend to and bind the permitted assigns of the respective parties hereto.

24.
Miscellaneous.

(a)
As used herein, the phrases "the date hereof" and "the date of this Agreement" shall mean the date at the beginning of this Agreement.

(b)
This Agreement may be signed in one or more counterparts (or with counterpart signature pages) which, taken together, shall constitute a fully executed Agreement and shall be considered a single document.

(c)
In the event any dispute between the parties hereto should result in arbitration or litigation, or if any action at law or in equity is taken to enforce or interpret the terms and conditions of this Agreement, the prevailing party shall (in addition to any other relief to which that party may be entitled) be reimbursed for all reasonable costs and expenses incurred in connection with mediation or litigation, including, without limitation, reasonable attorneys' fees, accountants' fees and experts' fees incurred at trial and all appellate levels.

(d)
If any date on which a time period scheduled to expire herein is a Saturday, Sunday or holiday, the subject date shall be extended to the next business day.

(e)
Buyer acknowledges that Seller will issue a press release upon execution of this Agreement, which press release will make reference to this Agreement, including the parties hereto and the purchase price.    Seller will provide Buyer with a copy of such press release prior to issuance. Buyer acknowledges that Seller may also be required to file this Agreement with securities regulators and or the stock exchanges on which Seller's shares trade.

25.
Escrow of Deposit.

(a)
The Deposit shall be held in escrow and released by the Escrow Agent as provided in this Agreement.

(b)
The Deposit shall be held in an interest bearing account.

(c)
Escrow Agent and its partners and employees are acting as agents only, and will in no case be held liable either jointly or severally to either party for the performance of any term or covenant of this Agreement or for damages for the nonperformance hereof, nor shall Escrow Agent be required or obligated to determine any questions of fact or law. Escrow Agent's only responsibility hereunder shall be for the safekeeping of the Deposit and the full and faithful performance by Escrow Agent of the duties imposed by this Section 25.

  (d)
  Escrow Agent shall be obligated to disburse the Deposit only upon the written instructions of both parties, should Escrow Agent in its sole discretion request such instructions; and in the absence of such instructions or in the event of any dispute, Escrow Agent shall be and is hereby authorized, but not obligated, to pay the entire amount of the Deposit into court, and any expenses to Escrow Agent for so doing shall be payable out of the Deposit. Notwithstanding the foregoing, until the expiration of the Due Diligence Period, Escrow Agent shall be obligated to return the Deposit to Buyer upon the unilateral instructions of Buyer following notice of Buyer's termination of this Agreement pursuant to Section 13 above.

  (e)
  Nothing contained herein shall be deemed to prohibit Escrow Agent from acting as attorney for Seller in the transaction contemplated in this Agreement, in any controversies or other matters arising out of this Agreement, or the performance or breach thereof, or in any other matter.

[signatures on following page]

        IN WITNESS WHEREOF, the parties hereto have hereunto set their hands the day and year first above written.

BUYER: TOLL BROS., INC.
ATTEST:
By:	By:

Name: Title:	Name: Title:
Date of Execution:

SELLER: PALM MEADOWS ESTATES, LLC
WITNESS:
By:	By:

Name: Title:	Name: Title:
Date of Execution:

By:	By:

Name: Title:	Name: Title:
Date of Execution:

JOINDER BY ESCROW AGENT

        Akerman, Senterfitt & Eidson, P.A., the Escrow Agent named in the foregoing Agreement of Sale, hereby joins in such Agreement to evidence its agreement to hold the Deposit, and otherwise to perform its obligations as escrow agent, all as provided for in Section 24.

ESCROW AGENT:
 AKERMAN, SENTERFITT & EIDSON, P.A.

By:

Name: Title:
Date of Execution:

EXHIBIT A

PROPERTY DESCRIPTION

All of Parcel B and the South 80 feet of Parcel A, PALM BEACH THOROUGHBRED TRAINING FARM, according to the Plat thereof, as recorded in Plat Book 96, Pages 164 through 171 of the Public Records of Palm Beach County, Florida.

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AGREEMENT OF SALE
WITNESSETH
JOINDER BY ESCROW AGENT
EXHIBIT A PROPERTY DESCRIPTION